EXHIBIT 21.1



                              LIST OF SUBSIDIARIES


Subsidiary of Sullivan Communications, Inc.:     State of Incorporation:
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Sullivan Graphics, Inc.                          New York


Subsidiaries of Sullivan Graphics, Inc:

Sullivan Marketing, Inc.                         Delaware
American Images of North America, Inc.           New York
Sullivan Media Corporation                       Delaware